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                                                                    EXHIBIT 4.11





                                                       August 8, 2002


Mr. Steven Fisch
78 Highland Avenue
Newton, Massachusetts 02460

Re:   SEVERANCE

Dear Steven,

In the event that your employment is involuntarily terminated by IONA other than for cause and you satisfy the conditions described below, IONA will pay you severance as follows:

(i) if you are terminated during your first year of employment by IONA, you will be paid cash severance equal to the total annualized cash compensation set forth in the first paragraph of the "Compensation" section of the offer letter dated August 8, 2002 from IONA to you ("Total Annualized Cash Compensation") less the amount of all cash paid to you by IONA through the date of your termination; or

(ii) if you are terminated during your second or any subsequent year of employment by IONA you will be paid cash severance equal to your Total Annualized Cash Compensation.

In order to receive any severance, you must, within the period specified by IONA, sign and deliver to IONA a Separation Agreement and Release in a form satisfactory to IONA and you must return all of IONA's property.

For purposes of this letter, "cause" shall mean conduct involving one or more of the following: (i) your substantial and continuing failure, after notice thereof, to render services to the Company in accordance with the terms or requirements of your employment; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company; (iii) the commission of an act of embezzlement or fraud; (iv) deliberate disregard of the rules or policies of the Company which results in direct or indirect loss, damage or injury to the Company; (v) the unauthorized disclosure of any trade secret or confidential information of the Company; or (vi) the commission of an act which constitutes unfair competition with the Company or which induces any customer or supplier to breach a contract with the Company.

Sincerely,


/s/ Nancy E. Fleming
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Nancy E. Fleming
Senior Director, Human Resources - Americas


AGREED & ACCEPTED:

SIGNED:     /s/ Steven Fisch
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PRINTED NAME: Steven Fisch
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DATE:   August 8, 2002
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